Exhibit 99.1

Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE ANNOUNCES SUCCESSION PLAN

• JOSEPH J. LIBERATORE NAMED PRESIDENT

• DAVID M. KELLY NAMED CHIEF FINANCIAL OFFICER

• WILLIAM L. SANDERS NAMED VICE CHAIRMAN

TAMPA, FL – October 29, 2012 – Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced that, effective January 1, 2013, Joseph J. Liberatore will become Kforce’s President and David M. Kelly will become Kforce’s Chief Financial Officer. Bill Sanders, Kforce’s current President, will continue serving as Kforce’s President through December 31, 2012 and then become a non-board member Vice Chairman on January 1, 2013.

David L. Dunkel, Chairman and CEO commented; “I want to express, on behalf of all of our stakeholders, my sincerest thanks to Bill Sanders for all that he has done since joining the Firm in 1999. His many contributions to the Firm will serve as a lasting legacy as we continue to build upon the foundation that he was instrumental in constructing. I am grateful that the Firm will have the benefit of Bill’s wisdom and experience in his new capacity as Vice Chairman until the date of his retirement, which is expected to be in June 2013. Bill may continue to serve the Firm as Vice Chairman in a limited capacity beyond his expected retirement date.”

Continued Mr. Dunkel, “We are very excited to have both Joe and Dave move into these key leadership positions as a result of our succession planning process. Both have demonstrated an extraordinary record of accomplishments in a number of roles with the Firm. As President, Joe will be working closely with our field and clients as the Firm continually evolves to provide an even greater level of customer service. Joe brings to the table a unique blend of both operational and financial expertise as well as an extraordinary degree of knowledge of Kforce and the staffing industry. Dave brings to the CFO role a very high level of financial expertise and he has been instrumental in driving many of the operating efficiencies that have been realized over the past several years.”

Joe Liberatore commented, “I am honored and humbled to be given the opportunity to serve as Kforce’s President. The Firm is very well positioned for success and I am fortunate to be surrounded by one of the best teams in the industry. Having come up from the field and been at the forefront of the evolution of staffing over the past 24 years, I am excited to more closely work with our entire team to unleash the exceptional value we are capable of providing for our clients and candidates. I am particularly excited at the opportunities that are in front of us as we continue to further align the Kforce operating platform with our exceptionally talented sales and delivery teams. Our goal is to continue to provide exceptional service to existing clients and to capture client and market share as the skilled workforce continues to shift towards a contingent model driven by both secular and cyclical forces.”

Mr. Liberatore joined Kforce in 1988 and rapidly progressed through a number of field leadership roles, including running the Firm’s largest Tech staffing region. More recently, Mr. Liberatore has served as Chief Financial Officer since 2004 and also serves as Executive Vice President of Kforce Inc. Previously, Mr. Liberatore was Chief Talent Officer from 2001 to 2004, Chief Sales Officer from 2000 to 2001 and President of Kforce Interactive from 1998 to 2000. He is a graduate of Oswego State University in New York.

Dave Kelly commented, “I am very excited about this new challenge as we continue to build on our strong balance sheet and quality earnings and look forward to fully leveraging our operating platform to drive strong returns for all of our stakeholders. In my over 12 years with the Firm, I have had the opportunity to play a role in the development of many synergies between our back office and field operating units. I am confident that Kforce has the existing platform to continue to capture market share and translate that market share into profitable growth. I have the good fortune of knowing that I will be supported in my new role by an exceptional team.”

Mr. Kelly joined Kforce in 2000 as Group Finance Officer for the technology solutions practice. More recently, he has served as Senior Vice President of Finance & Accounting since 2009, Corporate Assistant Secretary since 2010, Vice President of Finance & Accounting from 2005 to 2009 and Chief Accounting Officer from 2000 to 2005. Prior to his career at Kforce, Dave held positions at companies that included Selkirk Financial Technologies and Komatsu America Corporation, where he served as treasury director and vice president and controller of one of its operating companies. A graduate of the University of Illinois with a Bachelor’s Degree in Finance, he received an MBA in Accounting and Finance from the University of Chicago Graduate School of Business.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,300 associates and approximately 10,500 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.